Exhibit 99.2

American Shared Hospital Services

April 28, 2005

American Shared Hospital Services First Quarter 2005 results conference call hosted by Dr. Ernest Bates on April 28, 2005 at 4:00 p.m. Eastern time. Order # 11563122

Operator:	Good afternoon everyone and welcome to the first quarter 2005 conference call for American Shared Hospital Services. At this time all participants are in a listen only mode. Later we will conduct a question and answer session where you can press star then one on your phone to enter the queue. I will now turn the call over to Dr. Ernest Bates, Chairman and CEO; Craig Tagawa, COO and CFO and Norm Houck, Controller of the American Shared Hospital Services. Mr. Tagawa, you may begin.

Craig Tagawa:	Thank you Maricela. Thank you all for joining us on our first quarter results conference call and webcast. We will open the call for questions after Norm and I review the financial results that we announced this morning. First, the safe harbor statement. Various remarks that we may make about future expectations plans and prospects for the company constitute forward looking statements for the purposes of safe harbor provisions under the private securities litigation reform act of 1995. Actual results may vary materially from those indicated by these forward looking statements. As a result, are various important factors including those discussed in the companies filings with the SEC including the company’s annual report on form 10-K for the year ended December 31, 2004 and the definitive proxy statement for the annual meeting of shareholders held on June 17, 2004. The company assumes no obligation to update the information contained in this conference call. Norm, if you would give us the overview.

Norm Houck:	Thanks Craig. Revenue for the first quarter of 2005 increased 5% to $4,449,000 compared to $4,229,000 for the first quarter of 2004. This growth primarily reflected an increase in the number of procedures performed during the period to 575 procedures compared to 563 procedures in the first quarter of last year. We are pleased to report that operating income increased compared to the year earlier period for the seventeenth consecutive quarter to $836,000 from $817,000 last year. Operating income is an important metric for us in managing the company and gauging our progress. So we are proud of the more than four year record of year over year operating earnings gains that we have now put together. Net income increased to $395,000 or $0.08 per diluted share compared to net income of $370,000 or $0.07 per diluted share for the first quarter of last year. Interest expense continued to decrease during the first quarter as older loans approach

American Shared Hospital Services

April 28, 2005

maturity and we were able to take advantage of lower interest rates for new loans. However, selling and administrative costs increased versus prior year primarily due to business development costs including our second Gamma knife user’s group meeting.

During the quarter the company’s Chairman and CEO exercised 50,000 previously expensed options to purchase common stock which generated an income tax benefit to the company of $32,000. This reduced the company’s effective income tax rate to 35% compared to a 37% tax rate in first quarter 2004 when the Chairman and CEO exercised 25,000 stock options. Of the $1,495,000 options originally issued in 1995 there are 214,000 that remain to be exercised before the fourth quarter of 2005.

Cash flow is measured by earnings before interest, taxes, depreciation and amortization increased to $2,406,000 for the first quarter of 2005 compared to $2,356,000 for the same period in the prior year. At March 31, 2005 AMS reported working capital of $4,318,000 including cash, cash equivalents and securities of $8,809,000. Shareholder’s equity was $17,810,000 up from $15,562,000 a year earlier. For this year’s first quarter there were approximately 4.8 million basic shares and 5.2 million fully diluted shares outstanding. Craig.

Craig Tagawa:	Thank you Norm. During the first quarter we are pleased to announce the opening of our nineteenth Gamma Knife unit at Baptist Hospital in East Tennessee in Knoxville. Just yesterday afternoon we announced that the first procedure had been performed at out our twentieth Gamma Knife center at Northern Westchester Hospital in Mt. Kisco, New York. The Mercy Health Center Gamma Knife in Oklahoma City which will be our twenty-first Gamma Knife unit is projected to open in mid 2005. AMS has submerged as the clear leader in radiosurgery services. This market is still early in its development and remains substantially untapped. That is why we believe that we have an outstanding opportunity for sustained long term growth ahead of us. We have targeted numerous locations throughout the United States that we believe can support Gamma Knife intensely modulated radiation therapy or image guided radiation therapy equipment. As I have reported on previous calls, we have discussions with a number of hospitals regarding the development of new centers. These negotiations are time consuming and complex and it’s impossible for us to accurately predict if and when a particular opportunity we are pursuing will be translated into a new contract. However, we are confident that that over the next several months we will

American Shared Hospital Services

April 28, 2005

successfully complete some of the projects we are currently working on and of course we will announce this news when it happens. Since the new IMRT and ITRT technologies provide full body and not just brain radiation therapy they have the potential to dramatically expand our addressable market over time. In this connection we are please to announce that Mark Squiggly has joined AMS as the director of sales. Mark has previously held the positions with CRU (inaudible) and Accurate Inc. He will focus on AMS’s entry into the IMRT and ITRT markets. We also are continuing to explore opportunities for an OR21 which is the operating room for the twenty-first century concept. We have previewed a 3-D (inaudible) simulation OR21 at the recent American Association of Neurological Surgeons annual meeting. We were encouraged by the level of interest generated at the show. Overall we are pleased with our first quarter results. We look forward to reporting additional progress to you on our second quarter conference call in about three months. Marisela, I think we are now ready for the first question.

Operator:	Thank you. We will now begin the question and answer session. If you have a question please press star then one on your touch tone phone. You will hear an acknowledgement that you have been placed in queue. If your question has been answered and you wish to be removed from the queue please press the pound key. Your questions will be queued in the order that they are received. If you are using a speakerphone please pick up your handset before pressing the numbers. Once again, if there are any questions please press star and the one key on your touch tone phone. Our first question comes from Lenny Dunn from EZ Inc. Please go ahead.

Lenny Dunn:	Good morning gentlemen. I am pleased to see that sales are up a little bit. I am also very pleased to see that you hired somebody who is a professional in the other areas that you want to expand into because Dr. Bates has done a terrific job with the Gamma Knife but it’s good to have someone beyond him out there beating the bushes so to speak. The question I have is that a number of investors have been asking me if there is a problem now because electives self-financing some units and I have assured them that has nothing to do with what we do because we are using the paper use method and a lot of hospitals prefer that method and it’s just two different markets and they are of course glad to have a AMS sell a unit whenever possible. The reason we haven’t seen a new announcement of a sale is just that the sales process sometimes takes longer

American Shared Hospital Services

April 28, 2005

than we like. I assume you still feel that you will be able to sell at least three of these units this year if not more. I don’t know if I am rambling on but I’ll let you answer.

Craig Tagawa:	I think we addressed in a separate press release the elective financing and what they do. It’s very traditional financing. It’s not what we do as you mentioned Mr. Dunn where we do feet per use and other alternative financing methods. It really addresses the market for those hospitals that are just looking for a traditional financing package which we do not do. That’s what separates us from the other finance companies. As you mentioned we still feel very strong about the prospects for the Gamma Knife and if you look at our history you will see that our signings have been somewhat cyclical and as I mentioned previously some of our contracting negotiations can be fairly complex and we can’t always get them signed within a defined period of time but we still remain confident that the business model that we have established for over ten years is the right business model and still very appropriate in today’s marketplace.

Operator:	Thank you and again if you have any questions or comments please press star one on your touch tone phone. Thank you our question comes from Blake Cmajdalka from Personal Investor. Please go ahead.

Blake Cmajdalka:	I have a question on your same store sales. I noticed that they weren’t announced in this release and I was wondering if you could go over that and tell us what that was?

Craig Tagawa:	Sure. Same center treatments for centers that were open more than one year were down 7% compared to the same period in the prior year. However, the average treatment volume in this quarter is higher if you compare it to two of the last three quarters of 2004 and really only marginally lower than that for that one quarter where it didn’t exceed it. I think we remain confident in the performance of this business model.

Blake Cmajdalka:	I was looking at the reports and where you have your cash invested. I saw something that said you have $967,000 invested in securities. What exactly is that?

Norm Houck:	We have decided to invest some of our money into some shorter terms bonds. They are less than a year but it is required that we classify that separately.

American Shared Hospital Services

April 28, 2005

Blake Cmajdalka:	Do you have to do market to markets on those?

Norm Houck:	No we do not.

Operator:	Thank you. Mr. Tagawa there are no further questions. Would you like to make your closing remarks?

Craig Tagawa:	I would like to thank everyone for participating on this conference call. We will give you progress reports as they come due and we look forward to talking to you on the next conference call.

Operator:	Thank you. This conference call will be available in digital replay immediately following today’s conference. To access the system dial (888) 843 8996 and enter a password of 11563122 to access the replay. The webcasts of this call will be available at www.ashs.com and www.companyboardroom.com. This concludes today’s teleconference. Thank you for participating, you may now disconnect.